EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement of Met-Pro Corporation on Form S-8 of our report dated July 30, 2012 with respect to our audits of the financial statements and supplemental schedules of the Met-Pro Corporation Salaried Employee Stock Ownership Plan as of January 31, 2012 and 2011 and for the years then ended, appearing in this Annual Report on Form 11-K of the Met-Pro Corporation Salaried Employee Stock Ownership Plan for the year ended January 31, 2012.

/s/ Marcum LLP

Marcum LLP
Bala Cynwyd, PA
July 30, 2012